AMENDMENT #1 OF BUSINESS CONSULTANT AGREEMENT

This is an amendment #1 dated March 25, 2008 to the agreement dated November 19, 2007, made By and Between Synthetic Blood, International, Inc., whose address is 3189 Airway Avenue, Building C, Costa Mesa, CA 92626, ("Company"), AND IFEM Management Consultants, Inc., whose address is 9431 Oglebay Court, Raleigh, NC 27617, ("Consultant.")

5.  Payment to Consultant. The pay to the consultant will be increased at the rate of $5,000 per month for work performed in accordance with this agreement. The consultant will also be paid $2,500 per month for additional secretarial and administration expenses.

All other clauses unchanged.

March 25, 2008

By: Company	By: Consultant
/s/ Richard M. Kiral	/s/ Chris Stern
Synthetic Blood International, Inc. By: Richard M. Kiral	Institute for Efficient Management, Inc. By: Chris J. Stern